EXHIBIT 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

CHURCH & DWIGHT CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Newly Registered Securities

Fees to Be Paid	Debt	5.600% Senior Notes due 2032	457(r)	$500,000,000	99.815%	$499,075,000	.0001102	$54,998.07

(1)	Calculated in accordance with rule 457(r) under the Securities Act of 1933, as amended.